UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
___________________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	January 28, 2010

EMERALD DAIRY INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-52174	80-0137632
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

11990 Market Street, Suite 205 Reston, Virginia 20190
(Address of Principal Executive Offices)

Registrant's telephone number, including area code:	(703) 867-9247

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

Pursuant to the provisions of Section 10 of the respective common stock purchase warrants (the “Warrants”) previously issued by Emerald Dairy Inc. (the “Company”) to the investors and certain finders and placement agents in connection with private offerings the Company consummated in October 2007, the original expiration dates of the Warrants were to be extended beyond their initial stated termination dates for certain specified periods until the Company satisfied certain registration rights provisions relating to the shares of the Company’s common stock underlying the Warrants. As a result of the Company’s satisfaction of the registration rights provisions on January 28, 2010, the expiration dates of the Warrants were adjusted to provide as follows:

•	373,334 Warrants exercisable at $0.94 per share that would otherwise have expired on October 9, 2010 now expire on August 1, 2012;

•	1,333,333 Warrants exercisable at $1.50 per share that would otherwise have expired on October 9, 2009 now expire on August 2, 2011;

•	190,245 Warrants exercisable at $2.04 per share that would otherwise have expired on October 9, 2010 now expire on August 1, 2012;

•	981,747 Warrants exercisable at $3.26 per share that would otherwise have expired on October 9, 2009 now expire on August 2, 2011;

•	235,583 Warrants exercisable at $1.63 per share that would otherwise have expired on October 19, 2010 now expire on August 11, 2012;

•	715,945 Warrants exercisable at $2.04 per share that would otherwise have expired on October 19, 2010 now expire on August 11, 2012; and

•	1,544,461 Warrants exercisable at $3.26 per share that would otherwise have expired on October 19, 2009 now expire on August 12, 2011.

The extended expiration dates have been noted on the Company’s records and it is not necessary for the holders to exchange their original Warrants for amended warrants.  No other terms of the Warrants were changed.

The Company expects to record a non-cash charge against earnings of approximately $5.0 million resulting from the extension of the expiration dates of the Warrants.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMERALD DAIRY INC.
(Registrant)

Date: February 10, 2010	By:	/s/ Yang Yong Shan
Yang Yong Shan
Chairman, Chief Executive Officer and President